Exhibit 10.5

OPTION AGREEMENT

TRENTON AND KINNEVILLE PROSPECTS

THIS OPTION AGREEMENT (this “Option”) is made and entered into effective as of the 14th day of June, 2011 (the “Effective Date”), by and between RANGE MICHIGAN LLC, a Wyoming limited liability company, with a mailing address of 504 Freemont Street, Thermopolis, Wyoming 82443-2913 (“Range”) on the one hand, and LJM ENERGY CORP., a Nevada corporation, with a mailing address of 9190 Double Diamond Parkway, Reno, Nevada 89521 (“LJM”) on the other hand.

WHEREAS, Range owns certain oil and gas interests in the area described on Exhibit A attached hereto in the Trenton Township, Washtenaw County, Michigan (the “Trenton One Prospect”);

WHEREAS, Range owns certain oil and gas interests in the area described on Exhibit B attached hereto in the Trenton Township, Jackson County, Michigan (the “Trenton Two Prospect”);

WHEREAS, Range owns certain oil and gas interests in the area described on Exhibit C attached hereto in the Kinneville Township of Ingham County, Michigan (the “Kinneville Prospect” and together with the Trenton One Prospect and Trenton Two Prospect, the “Option Prospects”);

WHEREAS, Range intends to acquire additional interest in the Option Prospects from time to time;

WHEREAS, LJM may desire to participate in the development in one or more of the Option Prospects as set forth in this Option and the parties desire to memorialize the terms of their agreement with regard to such participation in this Option.

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, the parties intending to be bound hereby agree as follows:

1. DEFINITIONS AND REFERENCES

1.1 Recitals.  The foregoing recitals are a true and are a substantive part of this Agreement.

1.2 Defined Terms.  Certain of the capitalized terms used herein shall have the following meanings:

1.2.1 “Additional Costs” shall mean LJM’s proportionate share (based on the Participation Ratio and its Participation Percentage) of the amount of any costs associated with a Well in which LJM participates that are not included in the AFE for such Well.

1.2.2 “AFE Amount” shall mean LJM’s proportionate share (based on the Participation Ratio and its Participation Percentage) of the amount contained in the AFE attached to any Proposal.

1.2.3  “Affiliate” shall mean, with respect to a Person, any other Person controlling, controlled by or under common ownership with such Person.

1.2.4  “Business Day” shall mean a day on which the banks in the State of Michigan are customarily open for business.

1.2.5 “Operating Agreement” shall mean the Joint Operating Agreement applicable to any Well in which LJM participates, whether solely with Range or with Range and others.

1.2.6 “Participation Percentage” shall mean the percentage of working interest LJM desires to acquire in a Well developed pursuant to this Agreement.

1.2.7 “Participation Ratio” shall mean the ratio of 8:5 (costs to working interest) derived from LJM’s right to acquire 50% of Range’s working interest in a Well in exchange for paying 80% of Range’s proportionate share of the AFE Amount, of the Additional Development Costs and of the operating costs.

1.2.8  “Party” or “Parties” shall mean one or all of Range Michigan LLC, and LJM Energy Corp. or their respective successors or assigns as the context requires.

1.2.9 “Person” shall mean an individual, an estate, a corporation, a partnership, a joint venture, a limited liability company, an association, a joint stock company, a government or any department or agency of a government, a trust and/or any other entity.

2. GRANT OF OPTION.  Range hereby grants to LJM the Option to acquire up to fifty percent (50%) of the Range’s then-existing working interest in any Well developed on an Option Prospect, on and, subject to the terms set forth below, provided that LJM exercises this Option with respect to such Option Prospect as set forth in Section 5.1, below.

3. TERM OF OPTION.  The term of the Option shall be for the period of two years beginning on the Effective Date and ending on June ___, 2013 (the “Option Period”).  This Option shall expire, cease to be exercisable and become null and void at the end of the Option Period with respect to any Option Prospect for which LJM has not then exercised this Option.

4. OPTION PAYMENTS

4.1 Option Fee.  In consideration of the grant of the Option, LJM shall pay Range the sum of One Hundred Thousand Dollars ($100,000) (the “Option Fee”) as follows:

4.1.1 LJM shall pay Range Twenty Five Thousand Dollars ($25,000) on or before July 31, 2011 for the Option on the Trenton One Prospect;

4.1.2 LJM shall pay Range Twenty Five Thousand Dollars ($25,000) on or before July 31, 2011 for the Option on the Trenton Two Prospect ;

4.1.3 LJM shall pay Range Fifty Thousand Dollars ($50,000) on or before August 31, 2011 for the Option on the Kinneville Option Prospect.

4.1.4 The Option Fee shall be paid by LJM as provided above as compensation for the grant by Range of this Option, regardless of whether LJM exercises the Option as to any Option Prospect.

4.2 Prospect Exercise Fee.  If LJM elects to exercise the Option with respect to any Option Prospect, LJM shall tender with its Notice of Exercise (defined in and delivered pursuant to the requirements of Section 5.2.2, below) One Hundred and Fifty Thousand Dollars ($150,000) (the “Prospect Exercise Fee”).  The payment of the Prospect Exercise Fee for one Option Prospect shall not satisfy LJM’s obligation to pay the Prospect Exercise Fee any other Option Prospect.  It is the intention of Range and LJM that LJM shall pay a separate Prospect Exercise Fee to Range for each Option Prospect for which LJM provides a Notice of Exercise of this Option.

5. OPTION EXERCISE AND WELL DEVELOPMENT PROCEDURES

5.1 Option Exercise.  LJM may exercise the Option as to an Option Prospect by delivering to Range the Notice of Exercise referenced in Section 5.2.2 below and paying the Prospect Exercise Fee for such Option Prospect.

5.2 Development of Wells.  The following procedures shall apply to each well (i) developed by Range or (ii) in which Range participates on an Option Prospect during the Option Period (each a “Well”).

5.2.1 No less than thirty (30) days prior to the planned spudding of a Well within an Option Prospect, Range shall deliver to LJM a proposal for such Well which will include an AFE containing the information referenced in Section 5.2.7 below for such Well (the “Proposal”).  Each Proposal shall describe the location of the Well, the proposed timing for the drilling and completion of the Well, the participants in the Well if there are participants other than Range, the Operating Agreement for the Well, and the AFE Amount for the Well.

5.2.2 If LJM has not yet exercised the Option for the Option Prospect to which the Proposal refers, within ten (10) Business Days after receiving the Proposal LJM shall provide Range with written notice of its exercise of the Option as to the relevant Option Prospect (the “Notice of Exercise”), and LJM will tender the Exercise Fee for that Option Prospect with its delivery of the Notice of Exercise.

5.2.3 Within ten (10) Business Days after receiving the AFE, LJM shall advise Range in writing whether LJM desires to participate in the proposed Well (such writing the “Participation Notice”).

5.2.4 LJM may acquire up to 50% of Range’s working interest in the Well in exchange for paying 80% of Range’s proportionate share of: (i)  the AFE Amount, (ii) any Additional Development Costs, an (iii) the operating costs (as provided in the Operating Agreement).  LJM may acquire a working interest that is less than 50% of Range’s working interest, by paying a reduced proportionate share of the AFE Amount, the Additional Development Costs and the operating costs based on the Participation Ratio.  The Participation Notice shall indicate LJM’s desired Participation Percentage for the Well.  If LJM elects to participate in a proposed Well at less than a 50% of Range’s working interest, Range may, in its sole discretion, decide not to develop or participate in the Well, and in such case it will promptly notify LJM of that decision.  If LJM elects to participate in a Well at 50% of Range’s working interest (or Range decides to proceed with the Well if LJM participates at a lesser working interest), LJM shall, within fourteen (14) days after giving the Participation Notice forward to Range a payment equal to its share of the AFE Amount based on the Participation Ratio and LJM’s Participation Percentage (the “Preliminary Payment”).

5.2.5 The Parties recognize that the amounts contained in any AFE are only estimates, and LJM agrees to pay its share of the total cost of drilling, completing and equipping the Well, whether or not such costs are identified in the AFE or included in the AFE Amount.  LJM shall promptly pay its share of the costs associated with the operation of the Well in accordance with its Participation Percentage as they may be billed by Range.   If LJM does not exercise the Option as to the relevant Option Prospect, fails to timely provide Range with a Participation Notice or fails to pay the Preliminary Payment, LJM shall not have the right to participate in such Well.  If LJM does participate in a Well, as provided herein, after the Well has been drilled, completed and equipped, it shall be operated, and the costs of operation paid, pursuant to the relevant Operating Agreement.

5.2.6 Should LJM fail or refuse to promptly pay any Additional Development Costs, Range may, at its option and in its sole discretion and without regard to the requirements of Section 8.2 below which shall not apply to such circumstance:

5.2.6.1 Pay such costs and retain the proceeds of the production from the Well until it has recovered 400% of the amount not paid by LJM; or

5.2.6.2 Pay such costs and demand and receive an assignment of 1% of LJM’s interest in the subject Well or any other Well in the Trenton Prospect for each $7,000 not paid by LJM, which assignment LJM shall promptly provide in the form similar to that attached hereto as Exhibit C; and/or

5.2.6.3 Terminate this Agreement, which termination shall not relieve any Party of any liability or obligation accrued or incurred at the time of the termination, including.

5.2.7 Each AFE shall describe the location of the subject Well and the proposed timing for the drilling and completion of that Well.  The AFE shall also provide an estimate of the cost of the land acquisition and seismic investigation, drilling, completion (including fracturing and/or treatment) and equipping of such Well (including the cost of the flow lines from the wellhead to the first meter) (all such amounts collectively, the “AFE Amount”).

5.3 Assignment of Well Interests and Return of Unused Funds.

5.3.1 Within three (3) business days following Range’s receipt of the Preliminary Payment, Range will assign to LJM its share of the working interest in the Well based on LJM’s Participation Percentage and the Participation Ratio by executing a Bill of Sale and Assignment in form substantially similar to the document attached hereto as Exhibit C.

5.3.2 If a Well is proposed for which LJM has advanced funds to Range, and that well is not drilled or is drilled but not completed and/or equipped or if all of the funds advanced by LJM to Range exceed LJM’s share of the actual costs of drilling, completing and equipping such Well, Range will promptly return any unused funds to LJM.

6. ACCESS.  During the Option Period, and to the extent that Range has the right and authority to do so, it shall grant LJM access to the Option Prospects, to conduct all engineering and all other studies, testing, explorations and evaluations as LJM shall deem necessary.  Range shall also provide to LJM, on a confidential basis, all engineering, seismic, mapping and other data in Range’s possession with respect to the Option Prospect.  LJM shall be fully responsible for all activities of each engineers, contractors, subcontracts, and other persons carrying out such work on any of the Option Prospects.  All of the aforesaid work and activity shall be carried on in a manner so as not to unreasonably interfere with the operations of Range or any other parties having rights with respect to the Option Prospects.  LJM hereby agrees to indemnify Range, and to hold Range harmless from and against any and all claims and actions by third parties arising from LJM’s actions pursuant to this Section 5, whatsoever.  Notwithstanding any other provision of this Agreement to the contrary, such indemnity obligations on the part of LJM shall survive the Closing and the expiration or termination of this Agreement for any reason.

7. NOTICES.  All notices and other communications hereunder shall be in writing and shall be (a) delivered personally, against written receipt thereof, (b) sent by registered, certified or express mail service, postage prepaid and return receipt requested, (c) sent by nationally-recognized overnight courier service, or (d) sent by telecopy, provided receipt is promptly confirmed by the receiving party, addressed to the parties as follows:

If to Range:                         RANGE MICHIGAN LLC
P.O. Box 726
504 Freemont Street
Thermopolis, Wyoming 82443-2913
Attn: Tolly Dewey
Facsimile: (307) 864-3756
Email: tolly.gvllc@rtconnect.net

with copy, which shall not constitute
notice, to:

Karen J. Greenwell, Esq.
WYATT, TARRANT & COMBS, LLP
250 W. Main Street, Suite 1600
Lexington, Kentucky 40507-1746
Facsimile: (859) 259-0649
Email: kgreenwell@wyattfirm.com

If to LJM:                           LJM ENERGY CORP.
9190 Double Diamond Parkway
Reno, Nevada 89521
Attn: Joel Felix
Facsimile:
Email:

Notices shall be deemed to have been given and received upon (a) the date of their personal delivery or transmission by telecopy (provided that receipt by telecopy is confirmed by the receiving party), (b) the next business day after delivery to a nationally-recognized courier service with instructions for delivery upon the next business day, and (c) five (5) days after deposit in the United States mail, postage prepaid, return receipt requested, provided, however, that if the fifth day after such deposit is not a day upon which mail is regularly delivered, then upon the next day of regular mail delivery thereafter.  The party giving notice shall bear the burden of proving that the other party actually received such notice.  Any party may change its address or telephone numbers for receiving notices under this Agreement by giving appropriate notice to the other party as provided under this section.

8. DAMAGE LIMITATION; ATTORNEYS’ FEES.  In the event of a default under this Agreement by either party, the other party shall be entitled as appropriate to seek specific performance of this Agreement and to recover its direct damages proximately caused by the defaulting party’s breach.  Anything to the contrary herein notwithstanding, however, no party shall be liable to any other party for any special, indirect or consequential losses or damages resulting from a breach or default under, or arising in any manner in connection with, this Agreement, including, but not limited to, lost profits or damages arising from loss of opportunity or delay.  In addition to any other relief to which any party may be entitled upon the default of any other, the non-defaulting party shall also be entitled to recover all of its attorneys’ fees and related costs and expenses incurred in enforcing this Agreement and in prosecuting its remedies hereunder.

9. MISCELLANEOUS.

9.1 GOVERNING LAW.  This Option shall be governed by, and construed in accordance with, the law of the State Michigan, without regard to its principles concerning conflicts of law.

9.2 BINDING NATURE.  This Option shall be binding upon, and shall inure to the benefit of, not only the parties hereto, but also their respective successors and assigns.

9.3 NO BROKERS.  Range and LJM each warrants to the other that it has not engaged any real estate agent, broker, finder or similar person in connection with this Option or the transactions contemplated hereunder and that no sales commission, brokerage fee, finder’s fee or similar amount shall be due any person upon the execution of this Option or the Closing of the purchase and sale of the Option Prospects.  In the event a claim for any sales commission, brokerage fee, finder’s fee or similar amount is asserted in connection with the execution of this Option or the Closing of the aforesaid purchase and sale, the party alleged to have given rise to the obligation to pay such amount shall indemnify the other party against, and hold it entirely harmless from, all losses, damages, expenses (including legal fees) and other liabilities with respect to the claim.

9.4 RECORDED NOTICE.  Range will, upon request by LJM, execute, acknowledge and deliver a notice of the Option to be recorded in the official public records of the county or counties in which the property subject to the Option is located.  In the event the Option is canceled or terminated for any reason, LJM agrees to execute, acknowledge and deliver to Range an appropriate notice terminating the aforesaid notice of the Option for recording in the official public records for the appropriate county.

9.5 ARBITRATION.  Except as otherwise provided herein, disputes and controversies arising under this Option shall be settled and determined in the manner provided below in this section.  The parties involved in any such dispute or controversy (the “Involved Parties”) shall initially negotiate in good faith and make a reasonable effort to resolve the matter between or among themselves.  If the Involved Parties have not been able to reach agreement within fifteen (15) days, any Involved Party thereafter may require that the matter be submitted to arbitration as provided in this section.  Unless the Involved Parties otherwise agree, the arbitration shall take place in Lansing, Michigan and shall be governed by the Commercial Rules of the American Arbitration Association, to the extent such rules are not inconsistent with the provisions of this section.  The party desiring to initiate arbitration shall deliver written notice to such effect to the other Involved Party or Parties.  The Involved Parties shall endeavor to agree upon a mutually acceptable, independent arbitrator possessing knowledge, training and experience with regard to the type of issues in dispute.  If the Involved Parties are unable within ten (10) days from the delivery of the notice demanding arbitration to agree upon a single such arbitrator, each of the Involved Parties shall designate one such arbitrator by written notice to the other Involved Party or Parties.  If any Involved Party fails to designate its arbitrator within ten (10) days of its receipt of notice from any other Involved Party designating its arbitrator, the arbitrator(s) designated shall decide the dispute alone (provided that if two arbitrators have been appointed, a third shall be appointed in the manner hereinafter set forth).  The arbitrators designated by the Involved Parties shall mutually select two independent arbitrators if there are three Involved Parties or one independent arbitrator if there are two Involved Parties, possessing knowledge, training and experience with regard to the type of issues in dispute.  If the arbitrators appointed by the Involved Parties have been unable to agree within ten (10) days of the appointment of the last such arbitrator on the identity of the independent arbitrators, any involved Party may apply to the Chief Judge of the United States District Court for the Western District of Michigan to appoint the additional arbitrators.  The involved Parties shall have the right of discovery in accordance with the Federal Rules of Civil Procedure, subject to such rulings as the arbitrator(s) may make with respect thereto.  As soon as practicable, the arbitrator(s) shall hold a hearing at which the Involved Parties shall present such testimony, evidence and arguments as they deem relevant and appropriate.  After the hearing the arbitrator, or a majority if there are more than one, shall decide the controversy and render an award in writing to Range and LJM, setting forth the issues adjudicated, the determinations reached with respect thereto, and the reasons for the award.  The arbitrator(s) shall have no power to amend this Agreement.  The costs and expenses of the arbitration, including the compensation of the arbitrator(s) and all of the legal and professional fees incurred by the Involved Parties with respect to the arbitration and the claim giving rise thereto, shall be allocated among the Involved Parties as the arbitrator (or a majority thereof) shall provide in its or their award.  The award of the arbitrator(s) shall be conclusive and binding upon the Involved Parties and shall be specifically enforceable by any court having jurisdiction over the Involved Parties by entry of judgment upon the award.

9.6 ENTIRE AGREEMENT.  This Option constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior contracts, agreements and understandings with respect to such subject matter.  No change in or modification of this Agreement shall be enforceable unless in writing and signed by both of the parties hereto.

[END OF TEXT; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Option to be executed and delivered effective as of the Effective Date.

RANGE MICHIGAN LLC By its Manager: Range Exploration Partners LLC

By:	/s/ Frode Aschim
Frode Aschim
Its:	Manager

IN WITNESS WHEREOF, the parties have caused this Option to be executed and delivered effective as of the Effective Date.

LJM LJM Energy Corp.

By:	/s/ Joel Felix
Joel Felix
Its:	Chief Executive Officer